Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

MAXUS REALTY TRUST ANNOUNCES SALE OF FRANKLIN PARK DISTRIBUTION CENTER


   Kansas City, Missouri (May 4, 2001) - Maxus Realty Trust, Inc. (NASDAQ:MRTI), a real estate investment trust referred to hereinafter as the "Trust", is pleased to announce the sale of their 162,000 square foot distribution center located in Franklin Park, Illinois. The property had been an underperforming asset for the Trust with occupancy at only 57% for more than two years. The sale resulted in a net book gain estimated at approximately $1,100,000 and provided more than $4,150,000 in net sale proceeds.

   Management intends to evaluate uses for the net sale proceeds including investing in additional income-producing real estate properties, working capital purposes and increased dividends to shareholders.

   The Trust was formed to make equity investments in income-producing properties. The Trust owns three real property investments: the Atrium at Alpha Business Center, an office building located in Bloomington, Minnesota; the Applied Communications, Inc. Building, an office building located in Omaha, Nebraska; and the North Winn Apartments, a 110 unit apartment complex located in Kansas City, Missouri.

Contact: Christine A. Robinson, Secretary
         Maxus Realty Trust, Inc.
         104 Armour Road
         North Kansas City, Missouri 64116
         (816) 303-4500
         (816) 221-1829; fax